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                                                                     EXHIBIT 8.1

        [LETTERHEAD OF O'REILLY, MARSH & CORTESELLI P.C. APPEARS HERE]

                                August 16, 1996



     Board of Trustees
     The Roslyn Savings Bank
     1400 Old Northern Boulevard
     Roslyn, New York 11576

          RE:  THE ROSLYN SAVINGS BANK ("ROSLYN")
               STATE AND LOCAL TAX CONSIDERATIONS RELATING TO
               THE PROPOSED CONVERSION TO A STOCK INSTITUTION

     Ladies and Gentlemen:

     As requested, contained herein is the opinion of this firm relating to the state and lo cal tax consequences of the proposed conversion of The Roslyn Savings Bank (the "Bank") from a New York State chartered mutual savings bank to a New York State chartered stock savings bank and the formation of a holding company parent, Roslyn Bancorp, Inc. (the "Holding Company"), to purchase and hold the stock of the newly-formed New York State chartered stock bank (the "Stock Bank") pursuant to the Plan of Conversion as adopted by the Bank on May 29, 1996 (the "Plan"). The scope of the firm's opinion and the discussion contained herein are limited to the following taxes:

          .    New York State Banking Franchise Tax
          .    New York State Sales or Use Tax
          .    New York State License Fee on Foreign Corporations
          .    New York State Stock transfer Tax
          .    New York State Real Property Transfer Gains Tax
          .    New York State Real Estate Transfer Tax
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                       O'REILLY, MARSH & CORTESELLI P.C.

In arriving at the firm's opinion, we have examined originals and copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certifi cates of public officials, certificates of officers of the Bank, other instruments and matters of law, as we have deemed necessary for the purposes of this opinion. As to various questions of fact material to the opinions hereinafter set forth, we have relied upon representations or certificates of officers of the Bank, as well as the Proxy Statement and Prospectus. As to various federal tax law issues and questions of fact material to the opinions hereinafter set forth, we have relied on the federal tax opinion prepared by Muldoon, Murphy & Faucette, Esqs.

We have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed, or photostatic copies. In addition, we have assumed, without investigation and without expressing an opinion, that the Plan has been duly and validly authorized and has been approved and adopted by the Bank's Board of Trustees.

The firm's opinion assumes that the Bank will comply with the terms and conditions of the Plan and will properly implement the Plan. The firm's opinion does not, and is not meant to, address the effects of any variations from the Plan. Any variations may affect the opinions we are rendering. The firm's opinion is based on current New York State and New York City laws, regulations promulgated thereunder and case law.

                                  BACKGROUND

The Roslyn Savings Bank, a New York State chartered mutual savings bank organized pursuant to New York State law and operated in New York State, desires to con vert to a New York State stock institution which similarly, will be organized pursuant to New York State law and operated in New York State. A Delaware holding company (the "Holding Company") will be formed to acquire and hold the stock of the New York State stock savings bank.

                                    OPINION

NEW YORK STATE

     A.  NEW YORK STATE BANKING FRANCHISE TAX
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                       O'REILLY, MARSH & CORTESELLI P.C.

     For purposes of the New York State banking and franchise tax, imposed by
Article 32 of the New York Tax Law, the proposed conversion will be tax-free. The New York State banking franchise tax is based on net income for federal income tax purposes, with some New York modifications. No adjustments to income are pro vided with respect to transactions which are tax-free under Internal Revenue Code (S)368(a)(1)(F). Thus, no gain or loss will be recognized since the proposed conver sion will constitute a tax-free reorganization within the meaning of (S)368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code" or "IRC"). It should be noted, however, that the Holding Company will be subject to New York State bank ing franchise tax and will be required to file a combined New York State banking franchise tax return with the Stock Bank.

     B.  NEW YORK STATE SALES OR USE TAX

     For purposes of the New York State Sales or Use Tax, imposed by Article 28 of the New York Tax Law, the proposed conversion will be tax-free. New York State places a tax on the sale or use of tangible personal property. Although broadly defined, "tangible personal property" does not include intangible personal property. Stock has been defined by New York caselaw as intangible personal property in the nature of a chose in action. Thus, no tax liability will be incurred due to the exclu sion of stock from the definition of "tangible personal property."

     C.  NEW YORK STATE LICENSE AND MAINTENANCE FEES ON FOREIGN CORPORATIONS

     For purposes of the New York State license and maintenance fees on foreign corporations, the proposed conversion will result in tax liability. No liability will be incurred from the Stock Bank issuance of stock to Holding Company, but a license fee will be imposed on the Holding Company. An exemption exists for certain banking corporations as defined in Tax Law (S)1452, but the Holding Company will be unable to qualify for the exemption since the Holding Company will not be engaged in a "banking business." As such, it will be subject to a license fee and a rate of one-twentieth of one per centum (1/20%) of the apportioned par value of shares issued by the foreign corporation. This fee is a one-time tax which would be imposed on any additional shares issued by the Holding Company in the future. Furthermore, an annual maintenance fee is imposed.

     D.  NEW YORK STATE STOCK TRANSFER TAX

     For purposes of the New York State Stock transfer tax, imposed by Article 12 of the New York Tax Law, the proposed conversion will be tax-free. Caselaw holds
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                       O'REILLY, MARSH & CORTESELLI P.C.

that the tax does not apply to a corporation's original issuance of stock.
Thus, no tax will be imposed on the original issuance of Bank's stock or Holding Company's stock.

     E.  NEW YORK STATE REAL ESTATE TRANSFER TAX

     For purposes of the New York State real estate transfer tax imposed by
Article 31 of the New York Tax Law, the proposed conversion may result in tax liability. Every conveyance of an interest in real property is subject to the tax, however, cer tain exemptions do exist. It should be noted that the issue of whether a mutual to stock conversion with a publicly-traded foreign holding company acquiring the stock of the stock institution qualifies as a "mere change" exemption has not been decided under New York caselaw or tax law regulations. Under current regulations and on the basis of private letter rulings, a position may be taken that the proposed conversion will qualify as a "mere change" exemption and be tax-free.

     F.  NEW YORK STATE REAL PROPERTY TRANSFER GAINS TAX

     For purposes of the New York State real property transfer gains tax, imposed by Article 31-B of the New York Tax Law, the proposed conversion will not result in tax liability, as this Article was repealed effective June 15, 1996.

                                   ANALYSIS

NEW YORK STATE

     A.  NEW YORK STATE BANKING FRANCHISE TAX

     New York State imposes a special franchise tax on banking corporations doing business in New York State. Tax Law (S)1451. The tax is imposed for the privilege of doing business or exercising the corporate franchise for the taxable year. The tax is based on net income for federal income tax purposes with some New York modifica tions. The proposed conversion presents the issue of whether the transactions will result in gains taxable under this special franchise tax.

A corporation organized as a bank is subject to the New York State banking franchise tax only if it is doing business in New York. It is not necessary for a non-New York bank to be doing a full-scale banking business in New York to be subject to the tax. Tax Law (S)1452(a). It is sufficient that it is engaged in a banking business anywhere and is doing business in New York. The term "doing business" is used in a
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                       O'REILLY, MARSH & CORTESELLI P.C.

comprehensive sense and encompasses most corporate activities. See 20, Codes, Rules and Regulations ("NYCRR") of the State of New York, NYCRR (S)16-2.7.

The determination of whether a corporation is "doing business" in New York State is dependent upon the facts of each case. Consideration is given to such factors as: (i) the nature, continuity, frequency and regularity of the activities of the corporation in New York State; (ii) the purposes for which the corporation was organized; (iii) the location of the corporation's officers and other places of business; (iv) the employment in New York State of agents, officers and employees; and (v) the location of the actual seat of management or control of the corporation.

Given that the Stock Bank and Holding Company will maintain headquarters and of ficers in New York State, both entities will be subject to the tax. The Holding Com pany will be required to file a combined New York State banking franchise tax return with the Stock Bank. Permission must be requested from the New York State to file a combined return. 20 NYCRR (S)21-2.5.

Although the entities will be subject to the New York State banking franchise tax, the proposed conversion, taken as a single transaction will not result in tax liability. The New York State banking franchise tax is based on net income for federal income tax purposes with some New York modifications. 20 NYCRA
(S)18-2.2. No adjustments to income are provided with respect to transactions which are tax-free for federal income tax purposes under IRC (S)368(a)(1)(F). Furthermore, a New York State advisory opinion specifically provided that a bank's change in form from a mutual savings bank to a stock savings bank under an IRC (S)368(a)(1)(F) tax-free reorganization was tax-free for purposes of the New York State banking franchise tax. Goldome Bank for Savings, State Tax Commission, Petition No. C831021A, 7/2/85. Thus, the proposed conversion is tax-free for the purposes of the New York State banking franchise tax.

     B.  NEW YORK STATE SALES AND USE TAX

     New York State imposes a sales and use tax on tangible personal property and certain enumerated services. Tax Law (S)1101, et seq. The sales tax is a transactions tax and is imposed on the receipts from the retail sale of tangible personal property. Although the term "tangible personal property" encompasses corporeal personal property of any nature having a material existence, it does not include intangible personal property. 20 NYCRR (S)526.8. New York caselaw holds that a share of stock is intangible personal property in the nature of a chose in action. Agar v. Orda, 264 N.Y. 248, 190 N.E. 479 (1934); Pierpont v.
                  ------------                                     -----------
Hoyt, 260 N.Y. 26, 182 N.E. 235 (1933).
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                       O'REILLY, MARSH & CORTESELLI P.C.

Accordingly, the transfer of stock in return for money does not constitute a taxable transaction. Thus, the proposed conversion will be tax-free for purposes of the New York State sales and use tax.

     C.  NEW YORK STATE LICENSE FEE ON FOREIGN CORPORATIONS

     New York State imposes a license tax on foreign corporations doing business in the state. The tax is based on the foreign corporation's capital structure and is separate from the corporate franchise tax. Tax Law (S)181 et seq. Furthermore, an annual maintenance fee of $300.00 is required. Tax Law
(S)181.2. The license tax and maintenance fee are imposed for the privilege of exercising the corporation's franchise or carrying on business in a corporate capacity in New York.

An exemption exists for certain banking corporations as defined in the New York State banking franchise tax, but the Holding Company will be unable to qualify for the exemption since the Holding Company will not be engaged in a "banking business." As such, it will be subject to a license fee and a rate of one-twentieth of one per centum (1/20%) of the apportioned par value of shares issued by the foreign corporation. This fee is a one-time tax which would be imposed on any additional shares issued by the Holding Company in the future.

     D.  NEW YORK STATE STOCK TRANSFER TAX

     New York State imposes a tax on the sale and transfer of shares of stock on a transactional basis. Tax Law (S)270 et seq. The original issuance of stock by a corporation is exempt from the tax. Terminals and Transportation
                                           ----------------------------
Corporation v. State, 169 Misc. 703, 8 N.Y.S.2d 282 affirmed 257 App. Div. 1028,
- ---------------------
14 N.Y.S.2d 493 (1938). Furthermore, many State Department of Taxation and Finance Opinions of Counsel confirm this exemption. Accordingly, no tax will be imposed on the original issuance of stock pursuant to the proposed conversion.

     E.  NEW YORK STATE REAL ESTATE TRANSFER TAX ("NYS RETT")

     New York State imposes a transfer tax on conveyances of interest in realty located within the state. Tax Law (S)1415. Every conveyance of an interest in real property located in New York is subject to tax at the time of transfer of $2.00 for each $500.00 (or fraction thereof) of consideration given with an additional tax on conveyance of residential real property, where the consideration is greater than $1,000,000.00. Included in the definition of a taxable transfer is the transfer of a "controlling interest" in an entity with New York State real property interests. Tax
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                       O'REILLY, MARSH & CORTESELLI P.C.

Law (S)1440. A "controlling interest" is defined as ownership of fifty percent or more of the combined voting power of the shares of a corporation. Tax Law
(S)1440.2.

The transfer of 100% of the Stock Bank's stock to the Holding Company pursuant to a proposed conversion will be deemed a transfer of a controlling interest in the Stock Bank (an entity with an interest in real property located in New York State) and, thus, potentially subject to the New York State RETT.

Certain exemptions do apply. The tax does not apply to conveyances to effectuate a mere change in identity or form of ownership or organization if there is no change in beneficial ownership. Tax Law (S)1405.

Some support exists for the contention that the proposed conversion is tax-free under "mere change" exemption. Two private letter rulings have held that the conversion of a mutual savings bank to a stock institution is exempt from the real estate transfer taxes the rulings primarily addressed the New York State Real Property Transfer Gains Tax but the analysis is the same). It should be noted, however, that both private letter rulings involved mergers of insolvent banks under IRC (S)368(a)(1)(g). Nevertheless, the substantive reasoning behind the rulings appear to be applicable to the proposed conversion. As such, there exists a strong position that the proposed conversion will qualify as a "mere change" exemption and be tax-free.

     F.  NEW YORK STATE REAL PROPERTY TRANSFER GAINS TAX ("GAINS TAX")

     New York State no longer imposes an additional tax on gains attributable to the transfer of real property, or an interest therein, located in New York State where the consideration given is in excess of $1,000,000.00. Article 31-B of the Tax Law was repealed effective June 15, 1996.



The opinions set forth herein are based on current law, including statutes, regulations, and judicial and administrative interpretations thereof. Such statutes and regulations could be amended with retroactive effect, and such interpretations could change. Additionally, the taxing authorities could disagree with the conclusions contained in this opinion, and no assurance can be given that such conclusions would be sustained by a court, if these matters were contested.
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                       O'REILLY, MARSH & CORTESELLI P.C.

The opinions set forth herein do not, and are not meant to, address the tax return filing requirements of New York State. If the firm can be of further assistance in the preparation and filing of the relevant state and local tax returns, please do not hesitate to contact us.

The opinions set forth herein are furnished solely for the benefit of the Board of Trustees of The Roslyn Savings Bank in connection with the proposed conversion and is not to be relied upon or used for any other purposes without the firm's prior written consent. Notwithstanding the foregoing, we hereby consent to the references to this firm and our opinions in the Registration Statement on Form S-1 filed by Roslyn Bancorp, Inc. and all amendments thereto and the Application for Conversion on the Form 86-AC filed by The Roslyn Savings Bank (the "Bank") and all amendments thereto, relating to the conversion of the Bank from a New York chartered mutual savings bank to a New York chartered stock savings bank, the concurrent issuance of the Bank's outstanding capital stock to Roslyn Bancorp, Inc., a holding company formed for such purpose, and the offering of Roslyn Bancorp, Inc.'s common stock.

                                       VERY TRULY YOURS,


                                       /S/O'Reilly, Marsh & Corteselli P.C.
                                       ------------------------------------
                                       O'REILLY, MARSH & CORTESELLI P.C.